Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED SEPTEMBER 30, 2019

CONFERENCE CALL TRANSCRIPT

OCTOBER 21, 2019 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Inc. doing business as 1-800-PetMeds conference call to review the financial results for the second fiscal quarter ended on September 30, 2019. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's Largest Pet Pharmacy delivering prescription and non-prescription pet medications, and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns which direct consumers to order by phone or the internet and aim to increase the recognition of the “PetMeds” family of brand names. 1-800-Pet-Meds provides an attractive alternative for obtaining pet medication in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom. You may begin.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I'd like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We've identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

Now let me introduce today's speaker, Mendo Akdag, the President and Chief Executive Officer, of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome and thank you for joining us. Before we start the review of our financial results, we are pleased to report that we now have direct relationships with all the major manufacturers, and these manufacturers have minimum advertised price (MAP) policies allowing a general pricing discipline in the market. Now we will compare our second fiscal quarter and six months ended on September 30, 2019 to last year's quarter and six months ended on September 30, 2018.

For the second fiscal quarter ended on September 30, 2019, our sales were $69.9 million compared to $71.4 million for the same period the prior year, a decrease of 2.0%. For the six months ended on September 30, 2019, sales were $149.9 million compared to $158.8 million for the six months the prior year, a decrease of 5.6%. The decreases in sales were due to decreases in new order sales offset by increases in reorder sales for the quarter, and decreases in both new and reorder sales for the six months. Sales were negatively impacted by increased online competition and aggressive pricing in the market that forced us to reduce prices. As I just mentioned, the manufacturers’ minimum advertised price (MAP) policies should bring a general pricing discipline into the market. The average order value was approximately $85 for the quarter compared to $87 for the same period last year. The decrease was due to the price reductions.

For the second fiscal quarter net income was $6.7 million, or $0.33 diluted per share compared to $10.8 million, or $0.52 diluted per share for the same quarter the prior year, a decrease to diluted earnings per share of 36%, and for the six months, net income was $12.0 million, or $0.60 cents diluted per share compared to $23.3 million or $1.14 diluted per share a year ago, a decrease to diluted earnings per share of 48%.

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In addition to decreases in sales, the decreases to net income were mainly attributable to lower gross profit margins due to price reductions. Operating margins sequentially improved by 430 basis points in the September quarter compared to the June quarter.

Reorder sales increased by 1.4% to $61.9 million for the quarter compared to reorders sales of $61.0 million for the same quarter the prior year. For the six months, the reorder sales decreased by 2.2% to $129.6 million compared to $132.5 million for the same period last year. New order sales decreased by 22% to $8.1 million for the quarter compared to $10.4 million for the same period the prior year. For the six months, the new order sales decreased by 23% to $20.3 million, compared to $26.3 million for the same period last year. We acquired approximately 98,000 new customers in our second fiscal quarter compared to 117,000 for the same period the prior year, and we acquired approximately 238,000 in the six months compared to 286,000 for the same period a year ago.

The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off-seasons. For the second fiscal quarter, our gross profit as a percent of sales was 28.6% compared to 35.4% for the same period the prior year, and for the six months, our gross profit as a percent of sales was 27.9% compared to 34.8% for the same period a year ago. The percentage decreases can mainly be attributed to price reductions in response to increased online competition. Gross margins sequentially improved 130 basis points in the September quarter compared to the June quarter. As I mentioned in the beginning, we now have direct relationships with all the major manufacturers, which may help improve our gross margins in the future.

General and administrative expenses were up about $100,000 compared to the same quarter last year. For the quarter, we spent $4.8 million in advertising compared to $5.3 million for the same quarter the prior year, a decrease of 10%. The decrease was due to the elimination of television advertising in the quarter. For the six months we spent $13.4 million in advertising compared to $12.0 million for the six months a year ago, an increase of 11%. The increase for the six months was related to the re-addition of television advertising in the June quarter. The advertising cost of acquiring a customer was approximately $49 for the quarter compared to $45 for the same quarter of the prior year, and for the six months it was $56 compared to $42 for the six months last year. The increases were due to increases in advertising costs due to the more competitive environment.

We had $94.9 million in cash and cash equivalents and $19.1 million in inventory with no debt as of September 30, 2019. Net cash from operations for the six months was $17.3 million compared to $20.4 million for the same period last year.

This ends the financial review. Operator, we're ready to take questions.

Coordinator:

Certainly, we will now begin the question and answer session. If you would like to ask a question, you may press Star 1. Please record your first and last name together with your company name in order to get into queue. One moment for the first question - our first question is from Erin Wright of Credit Suisse. Your line is open.

Erin Wright:

Hi, thanks. I'm curious if you could speak to how the MAP pricing is being implemented and how that's playing out relative to your expectations. Is the pricing shaking out higher than expected? Obviously to the margin profile, obviously says that to some extent, and then what percentage of your overall sales are under MAP pricing and what percentage would you consider more flexible in terms of promotional activity? Thanks.

Mendo Akdag:	MAP pricing on average is higher than the - are higher than our prior pricing.

Erin Wright:	And what percent of your sales would you say are under those sort of MAP pricing strategies?

Mendo Akdag:	The majority of them.

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Erin Wright:

Okay, great, and then can you speak to the latest on sort of the advertising strategies for you and marketing campaign? I guess how should we be thinking about your advertising spend for the remainder of the year in light of the competitive landscape and where do you stand now with the TV spot advertising strategy particularly as we head into an election cycle? I'm just curious your thoughts there. Thanks.

Mendo Akdag:

Well our budget is about 10% higher than what we spent in the prior year. We're working on optimizing our advertising, and we intend to be more efficient with our advertising spending. Television advertising spending will, likely, is going to be minimal for the next year.

Erin Wright:	Okay great, thank you.

Mendo Akdag:	You're welcome.

Coordinator:	Thank you. Our next question is from Kevin Ellich from Craig Hallum. Your line is open.

Kevin Ellich:

Thanks good morning. Mendo, so you said that you now have direct relationships with all the major manufacturers. Did the Zoetis contract - did that go into effect just this morning or when did that actually happen?

Mendo Akdag:	This month.

Kevin Ellich:	Excuse me?

Mendo Akdag:	This month, in October.

Kevin Ellich:

Got you, got you, okay great, great. And then I mean clearly, you know, we saw nice improvement sequentially in the gross margin. Do you think we will continue to see a ramp sequentially with MAP or do you think, I guess, can you give us any help in terms of how gross profits should kind of move forward - improve from here?

Mendo Akdag:	We anticipate that it's going to improve from the September quarter. I think we'll have a better picture in the next two, in the next couple of quarters.

Kevin Ellich:	Got you - Got you. Okay, any update on potential white label projects, you know, white label deals maybe with big box retailer like Target or Costco?

Mendo Akdag:	We do not have anything pending.

Kevin Ellich:	Nothing pending. Are you in any discussions?

Mendo Akdag:	No.

Kevin Ellich:	Okay, and then inventory on the balance sheet, clearly down sequentially. Is this kind of the levels we should be thinking about given your direct purchasing from the manufacturers?

Mendo Akdag:	When there is a cost advantaged buying opportunity we will carry higher inventories. So it will depend.

Kevin Ellich:

Okay, got it - that makes sense. Bruce, really quickly, you know, it looked like tax rate was a little bit higher than we're expecting. Nothing major, but it looks like it might have, you know, if it would have been 24%, like in my modeling it would have been $0.02. Just wondering what was the bump up on tax rate?

Bruce Rosenbloom:

Right, on the tax-rate, every September quarter we do have to reconcile our restricted stock compensation when they vest. And in the past we've had what was called a windfall which is actually a benefit for the last two or three years. Because of the change in stock price we actually had a charge of $322,000 in the September quarter.

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Bruce Rosenbloom:

So again, every September quarter, these restricted shares they vest in July and going forward that's when all of our restricted stock will probably be vesting and so we'll have this type of charge. It could be a charge, or it could be a benefit depending on the change in the stock price from when the shares were issued versus when they vest.

Kevin Ellich:

Got it. That makes a lot of sense. And then lastly, Mendo, competition, can you talk a little bit more about the competitive landscape now that MAP‘s implemented? And then are you expecting any other major online retailers to jump into the pet prescription market?

Mendo Akdag:

Prices are, as we said, prices are stabilizing in the market with manufacturers enforcing MAP policy. And as far as, we're not aware of anybody else, but that doesn't mean they're not planning on entering the market.

Kevin Ellich:	Great, thanks guys.

Coordinator:

Thank you. Once again to ask a question, please press Star and then 1. Please record your first and last name together with your company name. Our next question is from Anthony Lebiedzinski from Sidoti and Company. Your line is open.

Anthony Lebiedzinski:

Yes, good morning. Thank you for taking the question. So, first, I was just wondering if you could perhaps comment on the progression of sales and gross margins during the quarter? Was it kind of steady or was there noticeable change between the months? And, you know, as far as the last manufacturer that is now going to be selling directly. I was just wondering, you know - if you could perhaps comment on the percentage of sales that you get from that manufacturer?

Mendo Akdag:	Yeah, we're not going to comment on that, and we're not going to get into month-to-month reporting.

Anthony Lebiedzinski:	Okay, got it. That's fair. And then, you know, as far as your advertising strategy, so is it safe to assume it's going to be digital only at this point?

Mendo Akdag:	Much more digital, yes. The majority is going to be digital.

Anthony Lebiedzinski:	Right, okay. So basically the elimination of TV advertising was because it was not cost efficient from your perspective. Is that safe to say?

Mendo Akdag:	That is correct, yes.

Anthony Lebiedzinski:	Got it, okay. All right, and your outlook for just overall capital allocation priorities, between buy-backs and dividends, anything there you would like to comment on?

Mendo Akdag:	We don't have anything else at this time. We do look at acquisition opportunities during normal course of business.

Anthony Lebiedzinski:

Got it. Okay, and lastly, you know, as far as your e-commerce Web site improvements that you're looking to do, kind of, what's the timing on that? And what's - what do you expect to get out of that? And what's the associated cost with that project?

Mendo Akdag:

It's about $5 million, the cost is, we anticipate to be on the platform before the end of the year. And the purpose of it is to improve user experience especially that becomes critical with prices stabilizing. You know, more personalization, ease of use, speed is the goal.

Anthony Lebiedzinski:	Okay and just to clarify is that the end of the calendar year or end of the fiscal year?

Mendo Akdag:	End of the calendar year.

Anthony Lebiedzinski:	Got it. All right thanks and best of luck.

Mendo Akdag:	Thank you.

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Coordinator:	Thank you. Our next question is from Kevin Ellich from Craig Hallum. Your line is open.

Kevin Ellich:

Mendo, I have one follow-up. So and I don't think you talked about this, but in the press release you guys talked about the PetMeds rewards program. Just wondering, you know, kind of what the genesis of that was. And I guess is this really just mean you guys are really focused on reorder sales or, you know, can you give us a little bit of detail behind that program?

Mendo Akdag:

The objective is to increase customer retention, and it rewards the customers with higher purchases with additional discounts, and also the benefits which is Ask the Vet, free treats, free returns, educational articles, et cetera.

Kevin Ellich:	Got it. Okay, sounds good. Thank you.

Mendo Akdag:	You're welcome.

Coordinator:	At this time, there are no further questions. Mr. Akdag, you may proceed.

Mendo Akdag:

Thank you. For the remainder of fiscal 2020, we will continue to be price competitive and will focus on optimizing our marketing in this more competitive environment and being more efficient with our advertising spending. In addition, we have been investing in our e-commerce platform to better service our customers.

This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

END

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